Exhibit 99.1

Contact:
Sandra Rodriguez 225.388.7654

Albemarle Reports Third Quarter 2009 Results

Third quarter highlights:

•	Net sales of $515.3 million and earnings of $52.1 million, or 57 cents per share for the quarter.

•	Sequential improvement in net sales in all business segments.

•	Strong sequential segment income gains in Polymer Additives and Fine Chemicals segments.

•	Strong cash generation leading to net debt reduction of approximately $115 million in the quarter.

	Third Quarter Ended September 30,		Nine Months Ended September 30,
In thousands of dollars, except per share amounts	2009	2008	2009	2008
Net Sales	$515,276	$660,463	$1,447,166	$1,949,390
Operating Profit	$62,925	$76,892	$122,843	$238,496
Net Income attributable to Albemarle Corporation	$52,131	$56,175	$116,023	$181,091
Diluted earnings per share	$0.57	$0.61	$1.26	$1.95
Special item per share	$—	$—	$(0.09)	$(0.02)
Per share amount for one time tax items	$—	$—	$0.13	$—
Diluted earnings per share excluding special and one time tax items	$0.57	$0.61	$1.23	$1.97

BATON ROUGE, La., – October 26 – Albemarle Corporation (NYSE: ALB) reported third quarter 2009 earnings of $52.1 million, or 57 cents per share, compared to third quarter 2008 earnings of $56.2 million, or 61 cents per share. The Company reported net sales in the third quarter of 2009 totaling $515.3 million compared to third quarter 2008 net sales of $660.5 million.

Earnings for the first nine months of 2009 were $116.0 million, or $1.26 per share, compared to $181.1 million, or $1.95 per share, for the first nine months of 2008. Excluding the second quarter 2009 special item related to Port de Bouc ($8.2 million after tax) and tax benefits related to prior periods ($11.5 million), earnings for the first nine months of 2009 were $112.7 million, or $1.23 per share. Excluding first quarter 2008 restructuring charges ($2.1 million after tax), earnings for the first nine months of 2008 were $183.2 million, or $1.97 per share. Net sales for the first nine months of 2009 were $1.45 billion compared to $1.95 billion for the first nine months of 2008.

“Volumes continue to improve for many of our products, and we are encouraged by the sequential increase in sales and profitability over the prior two quarters. Our order patterns thus far in the fourth quarter alleviate some of the concern we previously expressed about the sustainability of the recovery going forward; however, we remain cautious in this difficult environment,” said Mark C. Rohr, Chairman and Chief Executive

Officer. “We’re very proud of our strong cash generation and working capital management. We have repaid $113 million of debt in the first nine months and have $260 million of cash and equivalents at September 30, 2009. We continue to focus on cost-saving initiatives and aggressive innovation efforts to drive growth. We’ve demonstrated an ability to deliver high quality results in both good as well as tough times and we continue to drive value for our shareholders.”

Quarterly Segment Results

Polymer Additives recorded net sales for the third quarter of 2009 of $196.7 million, a 25 percent decrease versus record net sales in the third quarter of 2008. Softness in consumer end-markets contributed to the year-over-year decline; however, demand continues to improve sequentially. Polymer Additives segment income for the third quarter of 2009 was $26.0 million compared to $27.4 million in the third quarter of 2008. Unfavorable year-over-year volume and pricing impacts were partially offset by improvements in raw materials and other operating costs. Higher sales levels and increased utilization rates contributed to the segment’s strong sequential segment income improvement of 78 percent over the second quarter of 2009.

Catalysts net sales for the third quarter of 2009 were $188.9 million, a decrease of 18 percent versus the third quarter of 2008. This decrease was due primarily to metals impacts on HPC refinery catalysts revenues, currency exchange rates and less favorable product mix in polyolefin catalysts. Catalysts segment income for the third quarter of 2009 was $33.4 million compared to $36.5 million for the third quarter of 2008. This decline was due primarily to lower equity income, unfavorable currency exchange rates and metals impacts on HPC refinery catalysts. Segment income declined $4.3 million sequentially due primarily to polyolefin catalysts product mix and lower equity income.

Fine Chemicals net sales for the third quarter of 2009 were $129.6 million, down 22 percent from the third quarter of 2008, but up 25 percent from the second quarter 2009. Segment income for the third quarter of 2009 was $14.2 million compared to $24.7 million in the third quarter of 2008. These declines were primarily attributable to our industrial bromides business. Segment income margins improved, however, over 600 basis points from second quarter 2009 due mainly to stronger sales volumes and utilization rates in the bromine franchise.

Cash Flow

In the first nine months of 2009, cash flow from operations funded net repayments of debt of over $113 million, capital expenditures for plant, machinery and equipment of $84 million and dividends to shareholders of $33 million. During the quarter, interest and financing expenses were $6.2 million versus $9.8 million in the third quarter of 2008. This decrease was due primarily to lower average interest rates year over year.

At September 30, 2009, the Company had approximately $260 million in cash and equivalents. In addition, the Company has sufficient capacity to borrow under existing lines of credit and has no significant debt maturities before 2013.

Taxes

Our third quarter 2009 effective income tax rate was 9.7 percent, down from 15.3 percent in the third quarter of 2008. The full year effective tax rate is expected to be 12 percent, excluding special and one time tax items, which is approximately 2.0 percent lower than our previous annual effective tax rate forecast. The tax rate continues to be influenced by the level and mix of income and has benefited from a more favorable mix of income in lower tax jurisdictions.

Outlook

While challenging conditions still persist in some sectors, underlying market fundamentals seem to be improving. Short term, we remain cautious and continue to focus on cash generation until we get more comfortable with the sustainability of improved market conditions. We remain confident that Albemarle is well positioned to manage through the uncertainties of the present market cycle and to capture the expected medium to long-term upside.

Earnings Call

The Company's performance for the third quarter ended September 30, 2009 will be discussed on a conference call at 11:00 AM Eastern Daylight time on October 27, 2009, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals and serves customers in approximately 100 countries.

Forward-Looking Statements

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: deterioration in economic and business conditions; future financial and operating performance of our major customers and industries served by us; the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; and increased government regulation of our operations or our products. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the period ended December 31, 2008 and in our other public filings with the Securities and Exchange Commission. Readers are urged to review and consider carefully the disclosures we make in our filings with the Securities and Exchange Commission.

Albemarle Corporation and Subsidiaries

Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per Share Amounts) (Unaudited)

	Third Quarter Ended September 30,				Nine Months Ended September 30,
	2009	2008			2009			2008
Net sales	$515,276	$660,463			$1,447,166			$1,949,390
Cost of goods sold	381,197	506,280			1,112,763			1,464,815

Gross profit	134,079	154,183			334,403			484,575
Selling, general and administrative expenses	56,171	59,899			153,086			191,016
Research and development expenses	14,983	17,392			46,081			51,785
Port de Bouc charges	—	—			12,393	(a	)	—
Restructuring charges	—	—			—			3,278	(b	)

Operating profit	62,925	76,892			122,843			238,496
Interest and financing expenses	(6,199)	(9,815)			(18,561)			(28,472)
Other income (expenses), net	343	(2,718)			488			2,066
Income before income taxes and equity in net income of unconsolidated investments	57,069	64,359			104,770			212,090
Income tax (expense) benefit	(5,549)	(9,878)			1,675	(c	)	(39,406)
Income before equity in net income of unconsolidated investments	51,520	54,481			106,445			172,684
Equity in net income of unconsolidated investments (net of tax)	5,809	6,281			17,962			21,975

Net income	57,329	60,762	(d	)	124,407			194,659	(d	)

Net income attributable to noncontrolling interests	(5,198)	(4,587)	(d	)	(8,384)			(13,568)	(d	)

Net income attributable to Albemarle Corporation	$52,131	$56,175	(d	)	$116,023			$181,091	(d	)

Basic earnings per share	$0.57	$0.61	(e	)	$1.27			$1.97	(e	)
Diluted earnings per share	$0.57	$0.61	(e	)	$1.26			$1.95	(e	)

Weighted-average common shares outstanding – Basic	91,588	91,395	(e	)	91,481			91,846	(e	)
Weighted-average common shares outstanding – Diluted	92,174	92,463	(e	)	91,955			92,977	(e	)

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	September 30, 2009	December 31, 2008

ASSETS
Cash and cash equivalents	$260,434	$253,303
Other current assets	742,319	925,620

Total current assets	1,002,753	1,178,923

Property, plant and equipment	2,416,735	2,322,996
Less accumulated depreciation and amortization	1,374,405	1,310,648

Net property, plant and equipment	1,042,330	1,012,348

Other assets and intangibles	735,065	681,446

Total assets	$2,780,148	$2,872,717

LIABILITIES & EQUITY
Current portion of long-term debt	$27,721	$26,202
Other current liabilities	314,151	412,165

Total current liabilities	341,872	438,367

Long-term debt	793,098	906,062
Other noncurrent liabilities	320,328	336,967
Deferred income taxes	80,578	74,838
Albemarle Corporation shareholders’ equity (d)	1,197,063	1,065,771
Noncontrolling interests (d)	47,209	50,712

Total liabilities & equity	$2,780,148	$2,872,717

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Selected Consolidated Cash Flows Data

(In Thousands of Dollars) (Unaudited)

	Nine Months Ended September 30,
	2009	2008
Cash and cash equivalents at beginning of year	$253,303	$130,551
Cash and cash equivalents at end of period	$260,434	$207,211

Sources of cash and cash equivalents:

Net income (d)	124,407	194,659

Proceeds from borrowings	20,269	285,303

Proceeds from exercise of stock options	4,083	3,931

Uses of cash and cash equivalents:

Capital expenditures	(83,610)	(63,467)

Purchases of common stock	—	(163,502)

Repayments of long-term debt	(133,332)	(42,605)

Dividends paid to shareholders	(33,306)	(31,394)

Dividends paid to noncontrolling interests	(8,911)	(11,836)

Non-cash items:

Depreciation and amortization	74,539	81,555

See accompanying notes to the condensed consolidated financial information.

Albemarle Corporation and Subsidiaries

Consolidated Summary of Segment Results

(In Thousands of Dollars) (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales:
Polymer Additives	$196,716	$261,746	$492,636	$766,844
Catalysts	188,911	231,562	600,101	716,045
Fine Chemicals	129,649	167,155	354,429	466,501

Total net sales	$515,276	$660,463	$1,447,166	$1,949,390

Segment operating profit:
Polymer Additives	$27,243	$28,705	$31,562	$86,337
Catalysts	28,845	30,941	90,314	112,617
Fine Chemicals	16,482	26,830	32,525	77,983

Subtotal	$72,570	$86,476	$154,401	$276,937

Equity in net income (loss) of unconsolidated investments:
Polymer Additives	$1,293	$777	$1,563	$3,454
Catalysts	4,543	5,544	16,480	18,598
Fine Chemicals	—	—	—	—
Corporate & other	(27)	(40)	(81)	(77)

Total equity in net income of unconsolidated investments	$5,809	$6,281	$17,962	$21,975

Net (income) loss attributable to noncontrolling interests:
Polymer Additives	$(2,490)	$(2,078)	$(4,145)	$(6,183)
Catalysts	—	—	—	—
Fine Chemicals	(2,244)	(2,146)	(4,402)	(7,304)
Corporate & other	(464)	(363)	163	(81)

Total net income attributable to noncontrolling interests	$(5,198)	$(4,587)	$(8,384)	$(13,568)

Segment income:
Polymer Additives	$26,046	$27,404	$28,980	$83,608
Catalysts	33,388	36,485	106,794	131,215
Fine Chemicals	14,238	24,684	28,123	70,679

Total segment income	73,672	88,573	163,897	285,502
Corporate & other	(10,136)	(9,987)	(19,083)	(35,321)
Port de Bouc charges (a)	—	—	(12,393)	—
Restructuring charges (b)	—	—	—	(3,278)
Interest and financing expenses	(6,199)	(9,815)	(18,561)	(28,472)
Other income (expenses), net	343	(2,718)	488	2,066
Income tax (expense) benefit (c)	(5,549)	(9,878)	1,675	(39,406)

Net income attributable to Albemarle Corporation (d)	$52,131	$56,175	$116,023	$181,091

See accompanying notes to the condensed consolidated financial information.

Notes to the Condensed Consolidated Financial Information

(a)	The nine-month period ended September 30, 2009 included charges amounting to $12.4 million ($8.2 million after income taxes, or 9 cents per share) that related to the costs of a final contract settlement arising from our 2008 disposition of the Port de Bouc, France facility.
(b)	The nine-month period ended September 30, 2008 included charges amounting to $3.3 million ($2.1 million after income taxes, or 2 cents per share) that related to severance costs in conjunction with personnel reductions at the Company’s former Richmond, Virginia headquarters and its Singapore sales office.
(c)	The nine-month period ended September 30, 2009 included a $9.2 million (10 cents per share) one time benefit due mainly to a tax issue settlement for the years 2005 through 2007 with the U.S. Internal Revenue Service, a $4.2 million benefit associated with the Port de Bouc charge described in footnote (a), and a non-recurring net benefit of $2.5 million (3 cents per share) resulting from adjustments related to prior periods.
(d)	As adjusted due to the adoption of new accounting guidance which requires retroactive application for the presentation of noncontrolling interests on the balance sheet and statements of income.
(e)	As adjusted due to the adoption of new accounting guidance associated with share-based payment transactions considered to be participating securities. Basic earnings per share decreased one cent for the three-month period ended September 30, 2008 as a result of an increase in our basic weighted-average common shares outstanding of approximately 321,000 shares. Diluted weighted-average common shares outstanding increased by approximately 198,000 shares for the three-month period ended September 30, 2008. Basic earnings per share decreased one cent for the nine-month period ended September 30, 2008 as a result of an increase in our basic weighted-average common shares outstanding of approximately 311,000 shares. Diluted weighted-average common shares outstanding increased by approximately 203,000 shares for the nine-month period ended September 30, 2008.

Additional Information

It should be noted that earnings or per share amounts excluding special items and one time tax items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with GAAP. We believe net debt is helpful in analyzing leverage and as a performance measure. We define net debt as total debt plus the portion of outstanding joint venture indebtedness guaranteed by us (or less the portion of outstanding joint venture indebtedness consolidated but not guaranteed by us), less cash and cash equivalents. Set forth below is a reconciliation of net debt, a non-GAAP financial measure, to total debt, the most directly comparable financial measure calculated and reported in accordance with GAAP, as of September 30, 2009, June 30, 2009 and December 31, 2008.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found in the Investor Information section of our website at www.albemarle.com, under “Non-GAAP Reconciliations” under “Investor Relations.”

ALBEMARLE CORPORATION AND SUBSIDIARIES

Net Debt Reconciliation

(In Thousands of Dollars)

(Unaudited)

	Third Quarter Ended September 30, 2009	Second Quarter Ended June 30, 2009	Year Ended December 31, 2008
Total debt	$820,819	$847,327	$932,264

JV debt consolidated by the Company but guaranteed by others	(27,272)	(27,182)	(29,064)

Less: Cash and cash equivalents	(260,434)	(172,476)	(253,303)

Net Debt	$533,113	$647,669	$649,897

See accompanying notes to the condensed consolidated financial information.